EXHIBIT 99.1

SUNTERRA CORPORATION ANNOUNCES DATE OF ANNUAL MEETING

LAS VEGAS, December 23, 2004 — Sunterra Corporation (NASDAQ: SNRR) announced today that it would hold its 2005 Annual Meeting of Stockholders (the “Annual Meeting”) on Friday, February 25, 2005. The Annual Meeting, which is scheduled for 10 a.m. local time, will be held at the Courtyard Las Vegas Summerlin located at 1901 North Rainbow Boulevard, Las Vegas, Nevada 89108. Stockholders of record at the close of business on January 25, 2005, are entitled to notice of and to vote at the Annual Meeting.

In past years the Annual Meeting was held in June. However, during 2004 the Company changed its fiscal year-end to September 30 from December 31, making an earlier annual meeting desirable.

Stockholder proposals intended to be included in our proxy materials for the Annual Meeting must be received by us no later than January 14, 2005, and must otherwise comply with the requirements of SEC Rule 14a-8 and the other applicable rules of the SEC. Stockholder proposals not intended to be included in our proxy materials for the Annual Meeting, including nominations for director, must be delivered to us no later than January 2, 2005, and must otherwise comply with the requirements contained in our bylaws. If a stockholder proposal not intended to be included in our proxy materials for the Annual Meeting is delivered to us later than January 2, 2005, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the board of directors to vote on the proposal.

All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be sent to us at 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032, Attention: Corporate Secretary.

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Sunterra is one of the world’s largest vacation ownership companies with more than 300,000 owner member families and over 90 affiliated resort locations throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the Company, can be found at www.sunterra.com <http://www.sunterra.com>.